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Exhibit 99

NEWS RELEASE For Immediate Release Contact: Chris Neff 435-645-8898 cneff@nicusa.com

NIC Voting Trust Distributes Five Percent of Shares
Four Affiliates Adopt Rule 10b5-1 Trading Plans

        OLATHE, Kan.—October 31, 2003—NIC Inc. (Nasdaq: EGOV) today announced that the trustees of the National Information Consortium Voting Trust have distributed five percent of the NIC shares held by the trust to its beneficial holders. Concurrently, certain affiliates of NIC who are also beneficiaries of the Voting Trust, including Jeff Fraser, Chairman and Chief Executive Officer and Harry Herington, Chief Operating Officer, intend to adopt prearranged trading plans in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934 and the company's policies with respect to insider sales, pending board approval. Each plan represents less than five percent of each individual's share holdings in NIC and permits estate planning and charitable giving for these individuals.

        The National Information Consortium Voting Trust was established on June 30, 1998, and still holds 26,100,894 shares of NIC common stock, or approximately 45% of the Company's outstanding shares. The Voting Trust consists of 120 beneficiaries and last disposed of a portion of its holdings in November 1999. Jeff Fraser and Company board member Ross Hartley are co-trustees of the Voting Trust. The Voting Trust distributed five percent of its beneficial holdings, or 1,373,750 shares, to its members on October 29, 2003.

        Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for buying or selling specified amounts of stock. The plans may only be entered into when the director or officer is not in possession of material, nonpublic information. Such trading plans also have the effect of potentially minimizing the market impact of officer and director stock purchases or sales by spreading them over a period beyond the limited insider trading window following quarterly earnings announcements.

        NIC officers and directors currently adopting Rule 10b5-1 plans include:

        Jeffery S. Fraser, Chairman and Chief Executive Officer, will sell up to 365,180 shares held by certain entities of which he is the manager or trustee.

        Harry H. Herington, Chief Operating Officer, will sell up to 51,190 shares, including shares held on behalf of his minor children for which he is trustee.

        William F. Bradley, Jr., Executive Vice President, Secretary, and General Counsel, will sell up to 92,005 shares.

        Samuel R. Somerhalder, Executive Vice President for Operations and Administration, will sell up to 56,599 shares.

        These and other NIC officers and directors may establish similar 10b5-1 plans in the future.

About NIC

        NIC manages more eGovernment services than any provider in the world. The company helps government communicate more effectively with citizens and businesses by putting essential services online. NIC provides eGovernment solutions for 1,400 state and local agencies that serve more than 71 million people in the United States. Additional information is available at www.nicusa.com.

        The statements in this release regarding continued implementation of NIC's business model and its development of new products and services are forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the success of the Company in signing contracts with new states and government agencies, including continued favorable government legislation; NIC's ability to develop new services; existing states and agencies adopting those new services; acceptance of eGovernment services by businesses and citizens; competition; and general economic conditions and the other important cautionary statements and risk factors described in NIC's 2002 Annual Report on Form 10-K filed on March 20, 2003, with the Securities and Exchange Commission.

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  Exhibit 99